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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G



                   Under the Securities Exchange Act of 1934
                               (Amendment No. 1*)



                        SMART Modular Technologies, Inc.
                   -----------------------------------------
                               (Name of Issuer)




                           Common Stock, no par value
                   -----------------------------------------
                        (Title of Class of Securities)




                                  831690 10 2
                   -----------------------------------------
                                (CUSIP Number)





     Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing of this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





                               Page 1 of 5 Pages

CUSIP NO. 831690 10 2                 13G                      Page 2 of 5 Pages


    1     NAMES OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON
            N.B. Desai
          ---------------------------------------------------------------------

    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)   [   ]
                                                                    (b)   [   ]

          ---------------------------------------------------------------------

    3     SEC USE ONLY

          ---------------------------------------------------------------------

    4     CITIZENSHIP OR PLACE OF ORGANIZATION
            England
          ---------------------------------------------------------------------

                       5     SOLE VOTING POWER
  NUMBER OF                    0
   SHARES              --------------------------------------------------------
 BENEFICIALLY          6     SHARED VOTING POWER
  OWNED BY                     0
    EACH               --------------------------------------------------------
  REPORTING            7     SOLE DISPOSITIVE POWER
 PERSON WITH                   0
                       --------------------------------------------------------
                       8     SHARED DISPOSITIVE POWER
                               0
                       --------------------------------------------------------

    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            0
          ---------------------------------------------------------------------

   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES (See Instructions)                                       [   ]

          ---------------------------------------------------------------------

   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            0%
          ---------------------------------------------------------------------

   12     TYPE OF REPORTING PERSON (See Instructions)
            IN
          ---------------------------------------------------------------------

CUSIP No. 831690 10 2                                         Page 3 of 5 Pages
          -----------


Item 1.

        (a)     Name of Issuer:

                SMART Modular Technologies, Inc.

        (b)     Address of Issuer's Transportation's Office.

                4305 Cushing Parkway
                Fremont, CA 94538

Item 2.

        (a)     Name of Person Filing:

                N.B. Desai

        (b)     Address of Principal Business Office or, if none, Residence:

                42 Allandale Avenue
                Finchley, London N3, England

        (c)     Citizenship:

                England

        (d)     Title of Class of Securities:

                Common Stock, no par value

        (e)     CUSIP Number:

                831690 10 2

Item 3. Type of Filing:

        This statement is not being filed pursuant to Rule 13d-1(b) or 13d-2(b).

CUSIP No. 831690 10 2                                          Page 4 of 5 Pages
          -----------


Item 4.         Ownership:

        (a)     Amount Beneficially Owned:

                0

        (b)     Percent of Class:

                0%

        (c)     Number of Shares as to Which Such Person Has:

                    (i) Sole Power to Vote or to Direct the Vote:
                        0
                   (ii) Shared Power to Vote or to Direct the Vote:
                        0
                  (iii) Sole Power to Dispose or Direct the Disposition Of:
                        0
                   (iv) Shared Power to Dispose or Direct the Disposition Of:
                        0

Item 5.         Ownership of Five Percent or Less of a Class:

                If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6.         Ownership of More Than Five Percent on Behalf of Another Person:

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding
                Company:

                Not applicable.

CUSIP No. 831690 10 2                                          Page 5 of 5 Pages
          -----------


Item 8.         Identification and Classification of Members of the Group:

                Not applicable.

Item 9.         Notice of Dissolution of Group:

                Not applicable.

Item 10.        Certification:

                Not applicable.

Signature

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: 25th February 1997                        By: /s/ N.B. Desai
      ---------------------------                   --------------------------
                                                    N.B. Desai